Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:	The following is available for immediate release:
Branchburg, New Jersey; September 16, 2008

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Robert Y. Lee, Vice President
(908) 722-5000

Hydromer, Inc. announces that its T-HEXX® Animal Health Division Goes “GREEN”

Hydromer, Inc. (HYDI.OB – OTC BB), announces that its T-HEXX® Animal Health Division goes “GREEN” with the introduction of two new product lines for mastitis control in dairy cows.  The first is the “Green-STM” (pronounced “green-es”) product line with actives “from nature’s own botanical gardens”™; the second, T-HEXX Syrup, a highly concentrated 1:9 dilutable post-milking barrier teat dip available with various actives.

Under the Green-S product line are two products: T-HEXX DRY Green-STM External Teat Sealant, a “green” alternative to aid in the prevention of Dry Cow Mastitis; and the T-HEXX Green-S Syrup, a highly concentrated barrier teat dip mix, water dilutable 1:9 (1 gallon Syrup makes 10 gallons of finished teat dip), containing natural actives suited for organic dairies.  The T-HEXX DRY Green-S External Teat Sealant is functionally equivalent to the existing T-HEXX DRY External Teat Sealant on the market, but with natural actives.  The T-HEXX Green-S Syrup, a non-drip, post-milking barrier teat dip for the lactation period, contains natural actives as well as being a highly concentrated mix, requiring only a simple mix with water at a 1:9 dilution rate.  Such formulation, concentrated to reduce volume on both the transport side as well as the storage side, and a barrier teat dip to reduce waste via dripping off, is more ecologically friendly than many existing teat dips used.

In addition to the T-HEXX Green-S Syrup with natural actives, an iodine-based and a bronopol-based T-HEXX Syrup concentrated post-milking barrier teat dip mix, are being introduced.

“Mastitis is the single most costly disease in the dairy industry”, cited Robert Y. Lee, VP of Finance.  Adding “Hydromer entered into the animal health industry approximately 8 years ago to assist in this issue, of which the economic loss to the U.S. dairy industry is estimated at $2 billion annually.  With products utilizing our patented technology worldwide already, we took an open opportunity in our R&D window [between human medical developments] to work on products the industry have been asking for: products availing themselves to the organic dairy industry and a “ready to blend” barrier teat dip.  We are extremely delighted to be able to complete not one, but both projects within a years time frame, ready for introduction at the World Dairy Expo in Madison Wisconsin (Booth AL 211) being held from September 30th – Oct 4th, where we would be exhibiting (we are also exhibiting at EuroTier in Hanover, Germany (Nov 11-14, Stand 27 F22)).  Please visit us at either exhibition for addition product information and demonstrations or contact us toll free at (877) 493-7663 = (877) HYDROMER within the U.S. or from outside at (908) 722-5000.”

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.